EXHIBIT 99-23.d.vi

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) is made as of the 3rd day of December, 2008 by and between Wilshire Associates Incorporated, a California corporation (“Adviser”), and Madison Square Investors LLC, a registered investment adviser (“Sub-Adviser”).

Whereas Adviser is the investment adviser of the Wilshire Variable Insurance Trust Funds (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios (each a “Fund Portfolio” and collectively, the “Fund Portfolios”) including the Wilshire Variable Insurance Trust Equity Fund, the Wilshire Variable Insurance  Trust Income Fund, the Wilshire Variable Insurance Trust Balanced Fund, the Wilshire Variable Insurance Trust Short-Term Investment Fund, the Wilshire Variable Insurance Trust Socially Responsible Fund, the Wilshire Variable Insurance  Trust International Equity Fund, and the Wilshire Variable Insurance Trust Small-Cap Growth Fund, the Wilshire Insurance Variable Trust 2010 Conservative Fund, the Wilshire Insurance Variable Trust 2010 Moderate Fund, the Wilshire Insurance Variable Trust 2010 Aggressive Fund, the Wilshire Insurance Variable Trust 2015 Moderate Fund, the Wilshire Insurance Variable Trust 2025 Moderate Fund, the Wilshire Insurance Variable Trust 2035 Moderate Fund, and the Wilshire Insurance Variable Trust 2045 Moderate Fund;

Whereas Adviser desires to retain Sub-Adviser  to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 – Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

Now therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.  Appointment  Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement.  Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth  herein for the compensation herein provided.

2.  Sub-Adviser Services  Subject always to the supervision of the Fund’s Board of Trustees (“Board of Trustees” or “Trustees”) and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a “Portfolio Segment”) and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment.  In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor a Portfolio Segment’s investments, and will comply with the provisions of the Fund’s Declaration of Trust and By-laws,  as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.

Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

(a)   will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M and Section 817(h) of the Internal Revenue Code as if each were a regulated investment company thereunder;

(b)  to the extent authorized by Adviser in writing, and to the extent permitted by law, will execute purchases and sales of portfolio securities and other investments for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Adviser determines that such brokers or dealers will provide best execution in view of all appropriate factors, and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio.  Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund.

(c)  is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed endeavor to use its best efforts to obtain best execution, which includes most favorable net results and execution of a Portfolio Segment’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided.  With respect to transactions under sub-paragraph (c) or this sub-paragraph (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of any Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

(d) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser.  To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser.  Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser.  When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including each Portfolio Segment) participating in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser.;

(e)  will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

(f)   will be required to provide portfolio reports to the Adviser and the Fund’s Board of Trustees on a quarterly basis including but not limited to the following data items: market review and outlook, portfolio specific commentary, portfolio composition data, portfolio allocation, portfolio performance versus the index, portfolio characteristic data (ie, price/earnings price/book, dividend yield), sector allocation, sector performance, audited portfolio holdings and portfolio purchases and sales.

(g) will vote all proxies with respect to securities in each Portfolio Segment in accordance with the policies, procedures and guidelines Sub-Adviser may establish from time to time, without any required consultation with Adviser or the Fund’s Board of Trustees and without any required notice to Adviser or the Fund’s Board of Trustees in advance of or subsequent to any action taken with respect to the voting of proxies. Sub-adviser will not take any action or render any advice with respect to any assets held in the Fund Portfolios that are named in or subject to any legal action, including a class action; and

(h) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser’s fiduciary duties under this Agreement.

3.  Expenses During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment.

4.  Compensation For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor,  a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5.  Other Services Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio.  Adviser understands and has advised the Fund’s Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients.  Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than each Portfolio Segment.

6.  Affiliated Broker Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law.  Subject to the requirements of applicable law and any procedures adopted by the Fund’s Board of Trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund Portfolio or the Fund for such services in addition to Sub-Adviser’s fees for services under this Agreement.

7.  Representations of Sub-Adviser Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act.  Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.  Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

8.  Books and Records Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment’s investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.  Sub-Adviser agrees that all books and records which it maintains for each Portfolio Segement of any Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Sub-Adviser may retain copies of such records).  All such books and records shall be made available, within five business days of a written request, to the Fund’s accountants or auditors during regular business hours at Sub-Adviser’s offices.  Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Portfolio Segement of any Fund Portfolio or the Fund.  Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities.  Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment.  Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients.  Notwithstanding the foregoing, Sub-Adviser may disclose (i) the investment performance of each Portfolio Segment to Fund officers and trustees and other service providers of the Fund, and (ii) any investment performance that is public information to any person.

9.  Code of Ethics Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b) and (c) under the 1940 Act and will provide Adviser and the Fund with a copy of such code.  Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, a  director of  Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser’s code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation.

10.  Limitation of Liability Neither Sub-Adviser nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services
Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in each Fund Portfolio, made by Sub-Adviser in writing and provided to Adviser or the Fund by Sub-Adviser.

11.  Term and Termination  This Agreement shall become effective with respect to each Portfolio Segment on __________, 2006, and shall remain in full force until __________, 2008, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party.  This Agreement may also be terminated by the Fund with respect to any Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

(b)  This Agreement may be terminated with respect to any Fund Portfolios at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c)  This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to that Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12.  Notice Any notice under this Agreement by a party shall be in writing, addressed and delivered, certified mail postage prepaid, or sent by facsimile transmission with telephonic confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

Notice Addresses:

Madison Square Investors
51 Madison Avenue
New York, NY 10010
Attn: Veda Pai-Panandiker
Fax: 212.447.4166

Wilshire Associates Incorporated
1299 Ocean Avenue
Santa Monica, CA 90401
Attn: Bowen Campbell
Fax: 310.458.4130

13.  Limitations on Liability  All parties are expressly put on notice of the Fund’s Agreement and Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein.  The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees [not defined], representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.

14. Adviser Responsibility  Adviser will provide Sub-Adviser with copies of the Fund’s Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

15.  Miscellaneous This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.  This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

16.  Applicable Law This Agreement shall be construed in accordance with applicable federal law and (except as to Section 13 above which will be construed in accordance with Delaware law) the laws of the state of New York.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED                                                   Madison Square Investors LLC

By /s/ Lawrence E. Davanzo                                                                                    By  /s/ Tony Elavia

Title  President                                                                                                         Title Chief Executive Officer

EXHIBIT 1
FUND PORTFOLIO LISTING
WILSHIRE VARIABLE INSURANCE TRUST EQUITY FUND

The portfolio is to be primarily a large-cap core domestic (US) equity-oriented portfolio.

The portfolio will be diversified based on Madison Square Investors investment decisions regarding individual securities and sectors. In addition, Madison Square Investors will adhere to the following limitations.

1.	All guidelines are based upon percentages of the portfolio’s holdings on a market value basis at the time of the security’s purchase or sale.
2.
At least 80% of the portfolio shall be invested in equity securities contained in the S&P 500 or the S&P Midcap. In addition, equity investments may include warrants, rights and securities convertible into equities.  Examples of convertible securities are convertible bonds, warrants, and mergers, where a definitive agreement has been signed to exchange shares of one company into another. When a change in the composition of the S&P 500 or S&P Midcap occurs, the investment manager shall within six months modify the portfolio to reflect the change.

3.	Investments in any corporation may not exceed 5 percent of the outstanding shares of that corporation.
4.
Investments in cash or cash equivalents shall not exceed 5 percent of the value of the portfolio. These investments may include U.S. Government and Agency securities, high quality short-term investment funds, commercial paper rated A1 or P1 and similar quality short-term holdings.  In each case, the residual maturity of which does not exceed 12 months.

5.
Risk: The risk characteristics of the resulting portfolio will approximate the risk characteristics of the S&P 500 Index with a targeted (ex-ante) tracking error not to exceed 2 percent annualized, based on the analysis of a commercially available risk analysis package such as Barra Inc’s “Portfolio Manager”.

6.
Position Size: A security may not deviate by plus or minus 125 basis points from its relative weight in the S&P 500 index. For securities not in the S&P 500, the weight is calculated based on the market capitalization formula that the S&P 500 index committee uses to calculate weights. The weight limit for securities convertible into another equity security is based on the weight of the “converted into” security.

7.
Sector Exposure: No one sector shall represent plus or minus 250 basis points of its relative weight in the S&P 500. Currently, sectors as defined by MSCI Barra are used, with the exception that the Defense and Aerospace industry group is assigned to the Industrials sector but may change from time to time at the discretion of the manager.

The following investment activities are prohibited in the Enhanced Index portfolio:

1.	Short sales, margin purchases or borrowing
2.	Private placements (excluding 144A securities)
3.	Securities on NYLIM’s restricted list

4.	Commodities
5.	Direct purchases of real estate
6.	Real Estate Investment Trusts (REITS)
7.	Foreign securities, unless they are listed or registered on a US domestic exchange (including NASDAQ) and are denominated in U.S. Dollars

EXHIBIT 2
FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

Wilshire Variable Insurance Trust Equity Fund: __ basis points

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rates set forth above.  For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

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